Exhibit 10.22
February 1, 2015
Mr. Edgar Huber
VIA EMAIL

Dear Edgar:

This letter is to confirm our further agreement regarding your resignation from employment with Lands’ End, Inc. (the “Company”), to be effective as of February 16, 2015. In connection with the foregoing, the Company and you agree that your resignation shall be treated as a termination without “Cause” pursuant to that certain Executive Severance Agreement, dated December 5, 2014, between you and the Company (the “Executive Severance Agreement”) for all purposes thereunder, and in recognition of your service and dedication to the Company, you will be entitled to receive the following additional payments, subject to the terms and conditions described below.

I.
2014 Annual Incentive Plan Payment. The Company will pay to you the annual bonus that you would otherwise be entitled to receive under the Annual Incentive Plan (the “AIP”) in respect of the performance period ending on January 30, 2015 (i.e., the end of the 2014 fiscal year), as if you had remained employed through the date in 2015 that annual bonuses would otherwise be paid under the AIP. This bonus payment will be calculated based on the Company’s actual performance during fiscal year 2014, to be paid at the same time bonuses are paid under the AIP generally, but in no event later than two and one-half months following the end of the calendar year in which such fiscal year ends.

II.
Cash Make-Whole Award Payment. The Company will pay the entire amount of the $247,976.47 make-whole cash award that would otherwise be payable to you if you had remained employed through September 1, 2015. This amount will be paid to you within seven days following the execution and non-revocation of the General Release and Waiver attached to this letter agreement as Exhibit A, which is substantially in the form attached to your Executive Severance Agreement with such revisions as have been agreed between you and the Company, within the time period referenced below.

III.
Interim Period. In addition to the foregoing and for the avoidance of doubt, in consideration for your continuing to remain as an employee of the Company as sitting Chief Executive Officer of the Company from the date hereof through February 16, 2015 (the “Interim Period”), the Company will provide you with continued payment of your base salary and continued coverage under all welfare and retirement benefit plans. The Company shall also pay or reimburse up to $5,000 in legal fees that you may incur in connection with the negotiation of these arrangements.

The Company will provide all of the foregoing payments to you so long as (x) you do not engage in conduct that constitutes “Cause” (as such term is defined in the Executive Severance Agreement) during the Interim Period and (y) you do not resign prior to the expiration of the Interim Period. The Company and you agree that during the Interim Period, you shall only be required to execute such duties and authorities as you may be expressly requested to perform by the Chairman of the Board of Directors of the Company.
Further, the payments provided above will only be provided to you if you (i) execute the director resignation letter, attached hereto as Exhibit B, no later than February 4, 2015, (ii) execute the employment resignation letter, attached hereto as Exhibit C, no later than February 16, 2015 and (iii) execute (and do not subsequently revoke) the General Release and Wavier, within 21 days after the date your employment terminates on February 16, 2015 in accordance with the requirements of the Executive Severance Agreement.

To receive the payments provided hereunder, please sign and return the documents described in the foregoing clauses to the Company’s outside legal counsel in this matter:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Andrea K. Wahlquist
Phone: (212) 403-1205
Email: AKWahlquist@wlrk.com
If you, or your legal counsel or other representative, have any questions or comments regarding the process for returning the release and receiving the payments and benefits to be provided, please Andrea Wahlquist of Wachtell Lipton Rosen & Katz, using the contact information listed above.

Sincerely,

/s/ Josephine Linden
Josephine Linden
Chairman of the Board of Directors
Lands’ End, Inc.

[Signature page to letter agreement with Lands’ End, Inc. dated February 1, 2015]

Accepted and agreed this 1st day of February, 2015.

/s/ Edgar Huber
Edgar Huber

EXHIBIT A

February 1, 2015

To:    Lands’ End, Inc.
1 Lands’ End Lane
Dodgeville, Wisconsin 53533

Attention: Chairman of the Board of Directors

Effective as of February 1, 2015, and for the avoidance of doubt without prejudice to any rights I may have under that certain Executive Severance Agreement between myself and Lands’ End, Inc. dated December 5, 2014 and that certain letter agreement between myself and Lands’ End dated February 1, 2015, or other employee compensation or benefit plan maintained by Lands’ End, Inc., I hereby resign as a member of the board of directors of Lands’ End, Inc. and from any other position that I occupy as a director of any of its subsidiaries.

Yours truly,

Edgar Huber

EXHIBIT B
February 1, 2015

To:    Lands’ End, Inc.
1 Lands’ End Lane
Dodgeville, Wisconsin 53533

Attention: Chairman of the Board of Directors

Effective as of the close of business on February 16, 2015, and for the avoidance of doubt without prejudice to any rights I may have under that certain Executive Severance Agreement between myself and Lands’ End, Inc. dated December 5, 2014 and that certain letter agreement between myself and Lands’ End dated February 1, 2015, I hereby resign as an officer and employee of Lands’ End, Inc. and from any other position that I occupy as an officer, employee or otherwise of any of its subsidiaries.

Yours truly,

Edgar Huber